UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Airgas, Inc.

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Interoffice Memo

Airgas, Inc.

259 North Radnor-Chester Road

Suite 100

Radnor, PA 19087-5283

(610) 687-5253 Fax: (610) 687-1052

http://www.airgas.com

To:	All Airgas Associates

From:	Peter McCausland

Date:	July 21, 2010

Subject:	First Quarter 2011 Earnings / Airgas Board Responds to Revised Tender Offer from Air Products

This morning we announced our first quarter 2011 earnings, and I’m pleased to inform you that they were the second best in Airgas’ history. These strong results are a testament to all that you do for the Company, day in and day out. Congratulations on a job well done and thank you again for your hard work, focus and continued dedication to Airgas.

Separately, today we also announced that our Board of Directors, after careful consideration with its independent financial and legal advisors, unanimously determined to reject the revised tender offer from Air Products. The Board strongly recommends that Airgas stockholders not tender their shares into Air Products’ offer.

Both the earnings announcement and the offer rejection press releases are attached.

First Quarter 2011 Earnings Highlights

The economy continues its recovery, and although our revenues have not yet reached pre-recession levels, we are encouraged by the increasing demand we are seeing from our customers. We had anticipated that Airgas would emerge from this recession as an even stronger company and competitor, and our recent financial performance only serves to reinforce this view.

For our first quarter, we achieved adjusted diluted earnings per share of $0.83,* an increase of 26% from last year, and an increase of 20% from our fourth quarter. Thanks to your hard work, sales increased to $1.05 billion, which reflects an increase of 5% in sales per day and 7% in total sales compared to the fourth quarter. Further, total same-store sales increased 6% in the quarter, compared to last year’s first quarter.

These outstanding results have given us the confidence to raise our guidance for our 2011 fiscal year. We now expect adjusted earnings per diluted share for our second quarter to increase 15% to 21% over last year. And, for our full fiscal year, we expect adjusted earnings per diluted share to increase 18% to 23% over our fiscal year 2010.* Additionally, the increasing momentum we are seeing reinforces our confidence in our calendar 2012 earnings goal of at least $4.20 per share, and with continued modest improvement in the economy, we could very well outperform that objective.

Airgas Board Rejects Air Products Revised Offer

The Airgas Board unanimously believes that Air Products revised offer of $63.50 per share is grossly inadequate. In our Board’s judgment, the new Air Products offer, like Air Products’ previous offers, is an extremely opportunistic attempt to cut off the Airgas stockholders’ ability to benefit as the domestic economy continues its recovery. As evidenced by our first quarter 2011 earnings results, we are seeing improvement across all areas of our business. This supports our view that actions taken and investments made during prior years have created an even stronger, more profitable company. Recent events strengthen the Airgas Board’s conviction that Airgas will generate more value for its stockholders by executing its strategic plan than by pursuing the revised Air Products tender offer.

As a reminder, if you own Airgas shares, whether in a personal account, through the Employee Stock Purchase Plan, or in the 401(k) plan, we urge you to follow the Board’s recommendation by not tendering your shares into the Air Products offer.

Next Steps

Remember – it’s still business as usual here at Airgas. We will continue to keep you informed as developments occur, but if you have questions in the meantime, please feel free to reach out to your manager. In addition, please review the materials available through the link titled “Air Products’ Unsolicited Proposal” on Airnet or www.airgas.com, which will be updated as we move forward.

As always, please forward any media inquires to Jay Worley, Vice President–Communications and Investor Relations, at 610-902-6206 or jay.worley@airgas.com. All investor inquiries should go to Barry Strzelec, Director-Investor Relations, at 610-902-6256 or barry.strzelec@airgas.com.

In closing I want to reiterate that I’m inspired by the outstanding results that all of you have helped to deliver for our stockholders. I’m also very proud of everything we’ve all accomplished over the past 12 months, notably, entering into several new business partnerships, launching a number of new products, and receiving numerous industry awards. The Board and management team have been continually impressed by your drive and dedication, and we thank you for your continued commitment to Airgas.

Sincerely,

Peter McCausland

Chairman and Chief Executive Officer

* See reconciliation of non-GAAP measures on Annex F of the Schedule 14D-9 amendment filed with the SEC on July 21, 2010.

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Air Products Distribution, Inc., a wholly owned subsidiary of Air Products and Chemicals, Inc., Airgas has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov. Also, materials related to Air Products’ Unsolicited Proposals are available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm.

In addition, Airgas has filed a preliminary proxy statement on Schedule 14A with the SEC on July 8, 2010 in connection with the solicitation of proxies for the 2010 annual meeting of Airgas stockholders. Airgas expects to file a definitive proxy statement with the SEC in connection with the solicitation of proxies for the 2010 annual meeting of Airgas stockholders and may file other proxy solicitation material in connection therewith. Any definitive proxy statement will be mailed to stockholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Airgas and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Airgas’ directors and executive officers in Airgas’ Annual Report on Form 10-K for the year ended March 31, 2010, which was filed with the SEC on May 27, 2010, its proxy statement for the 2009 Annual Meeting, which was filed with the SEC on July 13, 2009 and its preliminary proxy statement for the 2010 Annual Meeting, which was filed with the SEC on July 8, 2010. To the extent holdings of Airgas securities have changed, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

FORWARD-LOOKING STATEMENTS

This communication contains statements that are forward looking. Forward-looking statements include the statements identified as forward-looking in the Company’s press release announcing its quarterly earnings, as well as any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s press release announcing its quarterly earnings, as well as other factors described in the Company’s reports, including its March 31, 2010 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.